EXHIBIT 99.1


                                  NEWS RELEASE
                                  ------------


INTERLEISURE S.A. MERGER WITH TELECOMMUNICATION
PRODUCTS, INC. CLOSES

Golden, Colorado-January 24, 2002-Telecommunication Products, Inc. (NASDAQ OTCBB:TCPD) and Interleisure, SA today confirmed the completion of Interleisure's acquisition of Telecommunication Products, Inc. ("Telpro"), a Golden, Colorado, based company, formerly involved in the telecommunication business. Interleisure shareholders will receive 10.68 shares of Telpro stock in exchange for each share of Interleisure common stock. As a result, the former Interleisure shareholders will control approximately 95% of Telpro's outstanding stock.

The announcements were made today by Robert Russell, who is the new President and CEO of Telpro. Joining Mr. Russell on the Board of Directors of Telpro are Dennis H. Johnston, Vice President, and Jim Johnson. As a result of the closing of the merger all former officers and directors of Telpro have resigned.

Telpro is ready to formally launch its first proprietary product in years. The Telpro offering combines online videoconferencing with real time calendaring, billing and a payment gateway system. The product will provide unique solutions for hourly service providers, including doctors, lawyers, accountants and other professional service providers.

Telpro can now leverage its superior proprietary software, significantly increasing quality and quantity of customer contact. It supports data, voice and video by a global network designed specifically for interactive Web-based communications. Videoconferencing services have increased as people have been traveling less and taking advantage of personalized broadband services both at home and in the work place.

In announcing the closing of the acquisition, Mr. Russell indicated that Telpro expects to roll out an aggressive marketing plan for the Fourth Technology Phase of personal communications, namely, video and audio interactive telecommunications. "The closing of the acquisition of Telpro represents a significant step towards fulfillment of our strategy to become a premier provider for videoconferencing solution services worldwide in the 21st Century".

"We are in a very exciting sector whose time has come. The shape of the market has matured tremendously over the last two years, allowing us to have observed what went wrong and why. We have strategic distribution partners who are already entrenched in Telpro's market space, including industry associations and synergies we have worked tremendously hard to procure. As a reflection of our commitment to work together through revenue sharing with existing distribution partners and strategic alliance partners, we believe Telpro can achieve rapid market penetration without unduly high marketing and associated roll out expenses."


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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such forward looking statements include the company's belief that its videoconferencing-based businesses will grow or result in profitability. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in the company's financial condition, global economic, business, competitive market and regulatory factors. More detailed information about those factors is contained in Telecommunication Products' filings with the Securities and Exchange Commission.

























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